UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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IHOP CORP
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On May 14, 2008, IHOP Corp. issued the following press release announcing the results of its annual meeting of shareholders and that the annual meeting will be reconvened on May 21, 2008 to act on the outstanding proposal:

IHOP CORP.

FOR IMMEDIATE RELEASE

Stacy Roughan

Director, Investor Relations

IHOP Corp.

818-637-3632

IHOP CORP. ANNOUNCES RESULTS OF ANNUAL MEETING OF SHAREHOLDERS

The Company to Reconvene Meeting on May 21st for Shareholders to

Act on Outstanding Proposal

GLENDALE, Calif., May 14, 2008 —  IHOP Corp. (NYSE: IHP) announced the results of its annual meeting of shareholders held yesterday.  The Company’s shareholders approved Proposals 1, 3 and 4 as set forth in its proxy statement dated April 17, 2008.  The approved proposals were:

Proposal 1:    The election of three Class II directors:  Michael S. Gordon, Larry Alan Kay, and Julia A. Stewart.

Proposal 3:    The ratification and approval of the adoption of the 2008 IHOP Corp. Senior Executive Incentive Plan for the purposes of Section 162(m) of the Code.

Proposal 4:    The ratification of the appointment of Ernst & Young LLP, as the Company’s independent public accountants for the year ending December 31, 2008.

The Company adjourned its annual meeting of shareholders without taking action on Proposal 2, which was related to the amendment of the IHOP Corp. 2001 Stock Incentive Plan.  The decision to adjourn the meeting was made because the Company learned that certain shareholders had submitted a proxy indicating their vote on Proposal2, but such votes had not yet been received or processed by its tabulation agent.  The deferral of the vote on Proposal 2 will insure that these and other shareholders have their votes counted with regard to Proposal 2.

The Company encourages all shareholders to read the proxy statement dated April 17, 2008 and to submit a proxy indicating their vote on Proposal 2 prior to the reconvened meeting.  The record date for shareholders entitled to vote remains April 1, 2008.  Shareholders who need proxy materials are encouraged to contact the Corporate Secretary at (818) 240-6055.  Valid proxies submitted by the Company’s shareholders prior to the May 13, 2008 meeting will continue to be valid for purposes of the reconvened meeting.

The IHOP Corp. 2008 annual meeting of shareholders will be reconvened on May 21, 2008 at 10 a.m. Pacific Time at the Company’s corporate offices at 450 North Brand Blvd. in Glendale, California.

About IHOP Corp.

Based in Glendale, California, IHOP Corp. franchises and operates restaurants under the International House of Pancakes, or IHOP, and the Applebee’s Neighborhood Grill & Bar brands.  With more than 3,300 restaurants combined, IHOP Corp. is the largest full-service restaurant company in the world.  IHOP Corp.’s common stock is listed on the NYSE under the symbol “IHP.”  For more information on IHOP Corp., visit the Investor Relations section of the Company’s Web site located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing the Company’s strategic plan for Applebee’s; risks associated with the Company’s incurrence of significant indebtedness to finance the acquisition of Applebee’s; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies; or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP, International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by IHOP Corp. pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.